                           CRC COMPOUND RATE CONTRACT
                      MODIFIED GUARANTEED ANNUITY CONTRACT
                        HARTFORD LIFE INSURANCE COMPANY

                              FILE NO. 333-133695

       SUPPLEMENT DATED JULY 26, 2006 TO THE PROSPECTUS DATED MAY 1, 2006

24                                           HARTFORD LIFE INSURANCE COMPANY

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               SUPPLEMENT DATED JULY 26, 2006 TO YOUR PROSPECTUS

ADDITION OF APPENDICES

The following Appendices are added to the prospectus:

APPENDIX A -- MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS

The CRC(R) (Compound Rate Contract) Annuity for Qualified Plans is a group deferred annuity Contract under which one or more purchase payments may be made. Plans eligible to purchase the Contract are pension and profit-sharing plans qualified under Section 401(a) of the Internal Revenue Code (the "Code"), Keogh Plans and eligible state deferred compensation plans under Section 457 of the Code ("Qualified Plans").

To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent Purchase Payments may be made, subject to the same $2,000 minimum applicable to qualified purchasers of Certificates. While no Certificates are issued, each purchase payment, and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own Initial and Subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made, at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Net Surrender Values may be surrendered or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.

Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant, depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

If you are purchasing the Contract for use in an IRA or other qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or other qualified plan receives tax deferred treatment under the Code.

HARTFORD LIFE INSURANCE COMPANY                                           25

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APPENDIX B -- SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED IN THE STATE OF CALIFORNIA, MICHIGAN, MISSOURI, NEW YORK, OREGON, SOUTH CAROLINA, TEXAS, VIRGINIA AND WISCONSIN

The following provision, among others, applies only to individual Contracts issued in the States of California, Michigan, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin:

(1) The Contract Owner has the right to request, in writing, a surrender of the Contract within ten (10) days after it was purchased. In such event, in California, New York, Oregon, Texas, Virginia and Wisconsin, Hartford will pay the Contract Owner an amount equal to the sum of (a) the Account Value on the date the written request for surrender was received multiplied by the Market Value Adjustment formula and (b) any charges deducted from the Purchase Payment. In Michigan, Missouri and South Carolina, the Contract will be cancelled and any premium paid will be refunded in full.

HARTFORD LIFE INSURANCE COMPANY                                           27

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APPENDIX C -- MARKET VALUE ADJUSTMENT

The formula which will be used to determine the Market Value Adjustment is: [(1 + i)/(1 + J)] TO THE POWER OF (n/12)

i    =    The Guarantee Rate in effect for the Current Guarantee
          Period(expressed as a decimal, e.g., 1% = .01)
J    =    The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current
          Guarantee Period (years are rounded to the next highest number of years).
N    =    The number of complete months from the surrender date to the end of the current Guarantee Period.

EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:    $50,000
Guarantee Period:           5 Years
Guarantee Rate:             5.50% per annum
Full Surrender:             Middle of Contract Year 3

EXAMPLE 1:

Gross Surrender Value at middle of Contract Year 3          =    $50,000 (1.055)TO THE POWER OF 2.5 = $57,161.18
Net Surrender Value at middle of Contract Year 3            =    [$57,161.18 - (0.05) x $57,161.18]
                                                                 x Market Value Adjustment
                                                            =    $54,303.12 x Market Value Adjustment
Market Value Adjustment
                                                        i   =    0.055
                                                        J   =    0.061
                                                        N   =    30
Market Value Adjustment                                     =    [(1 + i)/(1 + J)]TO THE POWER OF n/12
                                                            =    (1.055/1.061)TO THE POWER OF 30/12
                                                            =    0.985922
Net Surrender Value at middle of Contract Year 3            =    $54,303.12 x 0.985922
                                                            =    $53,538.64

EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:    $50,000
Guarantee Period:           5 Years
Guarantee Rate:             5.50% per annum
Full Surrender:             Middle of Contract Year 3

EXAMPLE 2:

Gross Surrender Value at middle of Contract Year 3          =    $50,000 (1.055)TO THE POWER OF 2.5 = $57,161.18
Net Surrender Value at middle of Contract Year 3            =    [$57,161.18 - (0.05) x $57,161.18]
                                                                 x Market Value Adjustment
                                                            =    $54,303.12 x Market Value Adjustment
Market Value Adjustment
                                                        i   =    .055
                                                        J   =    0.050
                                                        N   =    30
Market Value Adjustment                                     =    [(1 + i)/(1 + J)]TO THE POWER OF n/12
                                                            =    (1.055/1.05)TO THE POWER OF 30/12
                                                            =    1.011947
Net Surrender Value at middle of Contract Year 3            =    $54,303.12 x 1.011947
                                                            =    $54,951.88

This example does not include any applicable taxes.

  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-5991